Exhibit 10(7)




                                 LINCOLN FEDERAL
                                  SAVINGS BANK


                         UNFUNDED DEFERRED COMPENSATION
                            PLAN FOR THE DIRECTORS OF
                          LINCOLN FEDERAL SAVINGS BANK
                           (HEREINAFTER "ASSOCIATION")


         1. This Plan shall be unfunded so that the Association is under a mere contractual duty to make payments when due under the Plan. The promise to pay shall not be represented by notes and shall not be secured by a pledge of assets or in any other way. This plan and action taken pursuant to it shall not be deemed or construed to establish a trust or fiduciary relationship of any kind between or among the Association, any director, or any other person. Neither a director nor any beneficiary of a director shall have the power to transfer, assign, anticipate, or otherwise encumber in advance any of the payments that may become due hereunder, nor shall any of such payments be subject to attachment, garnishment, or execution or be transferable by operation of law in the event of bankruptcy, insolvency, or otherwise.

         2. Prior to performing services for which the fees are to be deferred a director may elect, by written notice to the Secretary of the Association, to defer receipt of all or a specified part of his or her fees. A person elected to fill a vacancy on the Board and who was not a director on the preceding December 31st, or whose term of office did not begin until after such date, may elect, before his term begins, to defer all or a specified part of his fees for the balance of the calendar year and for succeeding calendar years.

         3. A director's election to defer fees shall continue from year to year unless the director terminates it in writing. A director shall be permitted to terminate his deferral election only with respect to fees for services to be performed after the date on which he terminates his election. No amount deferred shall be paid to a director until he (a) ceases to be a director, or (b) attains that age specified by the retirement income test of the Social Security Act (Section 203(f)(3)) as amended, or its equivalent then in effect, or the year so elected in the "agreement to participate", as he or she may elect, and then only at the times and in the manner specified below.

         4. The Association shall maintain a memorandum account for each director participating in the Plan with respect to deferred fees and shall credit such account with interest quarterly at a rate equivalent to the Association's average cost of funds for the current quarter. Interest which is credited to the account will bear interest, at the same rate.

         5. Amounts which are deferred under the Plan, together with accumulated interest, shall at the director's election, be distributed either in a one lump sum payment or in equal annual installments over any period of from two to ten years, with the lump sum or first installment being payable the first day of the calendar year immediately following the year in which the director

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(a) ceases to be a director, or (b) attains that age specified by the retirement income test of the Social Security Act above referred to, or the year so elected in the "agreement to participate", whichever he elects, and any additional installments being payable on the first day of each succeeding year thereafter. Amounts which are held pending distribution pursuant to this item shall continue to accrue interest at the stated interest rate.

         6. The elections referred to in paragraph 3 above and as to the form of payment of deferred fees permitted by paragraph 5 above shall be made by the director at the time the director first elects to defer receipt of all or a portion of his fees pursuant to paragraph 2 above. The elections provided for in paragraph 3 and the form of payment of the deferred fees permitted by paragraph 5 may be changed by the director at any time during his term as a director of the Association; provided, however, that no change in such elections will be permitted after the December 31st preceding the first year in which the deferred amounts would, but for the change in the election, be payable. Any elections made by a director after such December 31st will not be given effect by the Association.

         7. If a director (excluding any present director) or a former director becomes a director, proprietor, officer, partner, or employee of, or otherwise becomes affiliated with any savings and loan association in the State of Indiana that competes with the Association, or if a former director shall refuse a reasonable request of the Association to perform consulting services for it after he retires from the Association's Board of Directors, any deferred fees and interest remaining payable to such person under the plan shall be payable immediately at the option of the Association.

         8. Upon the death of a director or a person who has ceased to be a director, the balance of deferred fees and interest in his account shall be payable to his estate in one lump sum within ninety (90) days following his or her death.

         9. This agreement shall not be deemed to constitute a contract of employment between the parties hereto, nor shall any provisions hereof restrict the right of the Association to discharge the Recipient, or restrict the right of the Recipient to terminate his employment.

         10. The President of the Association shall be empowered to place the Plan in effect under such additional conditions and terms as shall not be inconsistent with the terms stated above and as shall not jeopardize the status of the Plan as a Deferred Compensation Plan allowing a director of the Association not to include deferred amounts (including interest) in gross income under the Federal Income Tax laws until the taxable year or years such amounts are actually paid.


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               AMENDMENT TO UNFUNDED DEFERRED COMPENSATION PLAN OF
                          LINCOLN FEDERAL SAVINGS BANK


         At a regular Board of Directors meeting of Lincoln Federal Savings Bank, held December 17, 1985, the following action was taken: Upon motion made, duly seconded and unanimously approved by the directors, the Unfunded Deferred Compensation Plan, adopted March 20, 1984, was amended as follows:

         "Said Plan shall be amended to include not only members of the Board of Directors, but also the Chief Executive Officer. Contributions to the Plan, made by any participant, shall include not only fees but any bonus or other compensation so designated by the participant. All other provisions of the Plan shall remain intact as originally approved."






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